Exhibit 99.1

Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP REPORTS SECOND QUARTER 2014 RESULTS

•	Q2 net revenues were $4.7 billion, up 0.7%; Organic Net Revenues[1] increased 1.5% driven by the timing of Easter-related shipments versus the prior year

•	EPS of $0.80 included a $0.02 unfavorable impact due to unrealized gains/losses from hedging activities

•	Free Cash Flow[1] through six months increased 13.8% to $454 million

NORTHFIELD, Ill. – July 30, 2014 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today announced financial results for the second quarter of 2014 that reflected the expected benefit from a shift in Easter-related shipments as well as the impacts of significant pricing actions in response to rising input costs.

“We continue to execute our playbook and are on track to deliver another solid year of growth in earnings and cash flow,” said Kraft CEO Tony Vernon. “However, there’s no question that economic and consumer trends are creating top-line growth challenges for the food and beverage industry, Kraft included. Our focus remains on driving profitable growth through brand renovation, innovation, impactful marketing and total cost management.”

Q2 2014 FINANCIAL SUMMARY

Net revenues in the second quarter increased 0.7 percent to $4.7 billion.

•	Organic Net Revenues increased 1.5 percent from improved volume/mix and pricing benefits of 0.9 percentage points and 0.6 percentage points, respectively.

•

Revenue was favorably impacted by approximately 2.5 percentage points from Easter-related shipments shifting to the second quarter of this year. Excluding this factor, volumes were negatively impacted by significant price increases in response to higher input costs.

[1]	Please see the discussion of non-GAAP and other financial measures and the reconciliation to GAAP at the end of this press release.

Operating income in the second quarter decreased 37.5 percent to $0.9 billion.

•	Second quarter operating income last year included a $604 million benefit from market-based impacts to post-employment benefit plans.[2]

•

Excluding this factor, operating income was up strongly, reflecting the benefits of lower spending on cost savings initiatives,[3] lower expenditures on in-store activity, improved overhead costs and manufacturing productivity. These gains were partially offset by unfavorable pricing net of commodity costs as well as an unfavorable change in unrealized gains/losses from hedging activities.

Earnings per share in the second quarter were $0.80.

•	EPS in the second quarter last year was $1.38, which included a $0.62 benefit from market-based impacts to post-employment benefit plans.

•	Excluding this factor, EPS growth reflected an increase in operating income, partially offset by a higher year-over-year tax rate.

Free Cash Flow through six months was up 13.8 percent to $454 million.

•	Lower pension contributions were the primary driver of the improvement in Free Cash Flow versus the first half of last year.

SECOND QUARTER BUSINESS SEGMENT HIGHLIGHTS

Cheese:

•

Net revenues of $952 million increased 1.6 percent from the prior year due to significant pricing actions in response to record-high dairy costs. Lower volume/mix versus the prior year reflected volume declines resulting from price increases that were partially offset by the benefit of Easter-related shipments shifting to the second quarter of this year.

•	Operating income declined 6.7 percent versus the prior year due to lower volumes and product recall costs. Lower spending on cost savings initiatives partially offset these factors.

[2]	Please see the discussion of non-GAAP and other financial measures at the end of this press release.
[3]	Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities. Included within cost savings initiatives are activities related to the previously disclosed multi-year $625 million restructuring program.

Refrigerated Meals:

•

Net revenues of $916 million increased 2.6 percent from the prior year from a combination of price increases related to higher input costs and volume/mix gains driven by the introduction of P3 Portable Protein Packs, an Easter timing benefit in bacon and continued momentum in Lunchables. Volume gains were partially offset by lower volumes in cold cuts related to significant price increases during the quarter.

•	Operating income growth of 12.5 percent was driven by overhead cost savings and lower spending on cost savings initiatives.

Beverages:

•

Net revenues of $748 million were flat versus the prior year as volume gains driven by coffee and Capri Sun ready-to-drink beverages were offset by lower pricing caused by an increase in promotional spending versus prior year.

•	Operating income declined 10.3 percent as the benefits of volume growth and lower spending on cost savings initiatives versus the prior year were more than offset by the impact of lower pricing.

Meals & Desserts:

•

Net revenues of $518 million were 5.0 percent lower than the prior year, primarily driven by continued weakness in ready-to-eat JELL-O desserts and lower pricing due to increased promotional activity behind Kraft and Velveeta dinners.

•

Operating income increased 3.1 percent versus the prior year due to favorable timing of marketing expenses versus the prior year and lower spending on cost savings initiatives, which were partially offset by unfavorable pricing net of commodity costs.

Enhancers & Snack Nuts:

•	Net revenues of $600 million increased 1.4 percent from the prior year reflecting the benefit of the Easter shift as well as continued growth in Planters snack nuts.

•	Operating income growth of 18.2 percent reflected lower manufacturing costs as well as lower expenditures on in-store activity.

Canada:

•

Net revenues of $523 million declined 3.1 percent versus last year due to an unfavorable currency impact. Excluding the currency impact, Organic Net Revenue growth of 3.6 percent reflected Easter-related shipments shifting to the second quarter of this year driving a solid increase in volume/mix.

•

Operating income declined 6.3 percent including an unfavorable currency impact. Excluding this factor, operating income was flat, reflecting favorable timing of marketing expenses versus the prior year and improved volume/mix that were offset by unfavorable pricing net of commodity costs.

Other Businesses:

•	Net revenues of $490 million increased 6.1 percent from the prior year as a result of price increases to offset higher commodity costs.

•	Operating income growth of 23.2 percent was driven by productivity gains and favorable pricing net of commodity costs.

CONFERENCE CALL

Kraft will host a conference call to discuss its second quarter 2014 results today at 4 p.m. Central time.

The call will be hosted by:

•	Tony Vernon, CEO

•	Teri List-Stoll, EVP and CFO

•	Chris Jakubik, VP, Investor Relations

Live Event Dial-in Details:

United States Dial-In: 1-888-350-0137

International Dial-In: 1-970-315-0478

Access code: 24944255

To ensure timely access, participants should dial in approximately 10 minutes before the call starts. A listen-only webcast with accompanying presentation will be available in the Investor Center section of Kraft’s Web site at ir.kraftfoodsgroup.com, under “Events & Presentations.”

A replay of the conference call will be available until August 9, 2014, by calling 855-859-2056 from the United States and Canada or 404-537-3406 from other locations. The access code for the replay is 24944255. An archive of the webcast will be available for one year following the conference call on Kraft’s Web site.

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. The company’s iconic brands include Kraft, Oscar Mayer, Velveeta, Planters, Philadelphia, Maxwell House, Lunchables, Capri Sun, Kool-Aid and JELL-O. Kraft’s 22,500 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words such as “focus,” “create,” “execute,” “deliver,” “drive,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft’s growth, progress, total cost management and investments. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond Kraft’s control. Important factors that affect Kraft’s business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; Kraft’s ability to maintain, extend and expand its reputation and brand image; Kraft’s ability to differentiate its products from other brands; increasing consolidation of retail customers; changes in relationships with significant customers and suppliers; Kraft’s ability to predict, identify and interpret changes in consumer preferences and demand; Kraft’s ability to drive revenue growth in its key product categories, increase its market share, or add products; volatility in commodity, energy and other input costs; changes in Kraft’s management team or other key personnel; Kraft’s geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; Kraft’s ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures; Kraft’s indebtedness and ability to pay such indebtedness; disruptions in information technology networks and systems; Kraft’s inability to protect intellectual property rights; weak economic conditions; tax law changes; the tax treatment of Kraft’s spin-off from Mondelēz

International, Inc.; volatility of market-based impacts to post-employment benefit plans; pricing actions; and other factors. For additional information on these and other factors that could affect Kraft’s forward-looking statements, see Kraft’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K. Kraft disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP AND OTHER FINANCIAL MEASURES

To supplement Kraft’s financial statements presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Kraft presents Organic Net Revenues and Free Cash Flow, both of which are considered non-GAAP financial measures. The presentations of Organic Net Revenues and Free Cash Flow are intended to supplement investors’ understanding of Kraft’s operating results and liquidity. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft’s results prepared in accordance with GAAP. In addition, the non-GAAP measures Kraft uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Kraft uses in the same way.

Kraft currently defines Organic Net Revenues as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of business out of a foreign country), currency and the 53rd week of shipments when it occurs. Management believes that presenting Organic Net Revenues is useful to investors because it (i) provides investors meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view Kraft’s performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate Kraft’s historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating Kraft.

Kraft defines Free Cash Flow as cash flow from operations less capital expenditures. Management believes that Free Cash Flow is useful to investors because it reflects Kraft’s cash available for uses including investments in growth and product development and it reflects Kraft’s ability to generate cash while maintaining its fixed assets.

See the attached schedules for supplemental financial data and corresponding reconciliations of Organic Net Revenues to net revenues for the three and six months ended June 28, 2014 and June 29, 2013 and Free Cash Flow to operating cash flow for the six months ended June 28, 2014 and June 29, 2013.

As previously announced, beginning in 2013, Kraft adopted a mark-to-market accounting policy for Kraft’s post-employment benefit obligations. Kraft discloses market-based impacts in order to provide better transparency to investors in evaluating Kraft. Management currently defines market-based impacts to post-employment benefit plans as the costs or benefits resulting from the change in discount rates, the difference between Kraft’s estimated and actual return on trust assets, and other assumption changes driven by changes in the law or other external factors.

# # #

Schedule 1

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Three Months Ended

(in millions of dollars, except per share data) (Unaudited)

	June 28, 2014	June 29, 2013	% Change Fav / (Unfav)

Net revenues	$4,747	$4,716	0.7%

Cost of sales[1,2]	3,226	2,780	(16.0)%

Gross profit	1,521	1,936	(21.4)%

Selling, general and administrative expenses[1,2]	647	516	(25.4)%

Asset impairment and exit costs[1]	—	22	+100.0%

Operating income	874	1,398	(37.5)%

Interest and other expense, net	133	130	(2.3)%

Earnings before income taxes	741	1,268	(41.6)%

Provision for income taxes	259	439	41.0%

Effective tax rate	35.0%	34.6%

Net earnings	$482	$829	(41.9)%

Per share data:

Basic earnings per share	$0.81	$1.39	(41.7)%

Diluted earnings per share	$0.80	$1.38	(42.0)%

Weighted-average shares of common stock outstanding:

Basic	595	594	(0.2)%

Diluted	600	599	(0.2)%

[1]

In the second quarter of 2014, Kraft recorded expenses of $21 million in cost savings initiatives. This was comprised of $18 million of expense within cost of sales and $3 million of expense within selling, general and administrative expenses. In the second quarter of 2013, Kraft recorded expenses of $82 million in cost savings initiatives. This was comprised of $26 million of expense within cost of sales; $34 million of expense within selling, general and administrative expenses; and $22 million of expense within asset impairment and exit costs.

[2]

There were no post-employment benefit plan remeasurements in the second quarter of 2014. In the second quarter of 2013, Kraft recorded $604 million of pre-tax income within cost of sales ($350 million) and selling, general and administrative expenses ($254 million) related to market-based impacts to certain post-employment benefit plans. This income amounted to $369 million after-tax, and had a $0.62 favorable impact on EPS.

Schedule 2

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	% Change		Organic Growth Drivers
					Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
June 28, 2014
Cheese	$952	$—	$(14)	$938	1.6%	2.3%	(5.4)	pp	7.7	pp
Refrigerated Meals	916	—	—	916	2.6%	2.6%	1.2	pp	1.4	pp
Beverages	748	—	—	748	0.1%	0.1%	6.7	pp	(6.6)	pp
Meals & Desserts	518	—	—	518	(5.0)%	(5.0)%	(2.4)	pp	(2.6)	pp
Enhancers & Snack Nuts	600	—	—	600	1.4%	1.9%	4.6	pp	(2.7)	pp
Canada	523	35	(4)	554	(3.1)%	3.6%	4.0	pp	(0.4)	pp
Other Businesses	490	4	(22)	472	6.1%	5.1%	(0.6)	pp	5.7	pp

Kraft Foods Group, Inc.	$4,747	$39	$(40)	$4,746	0.7%	1.5%	0.9	pp	0.6	pp

June 29, 2013
Cheese	$937	$—	$(20)	$917
Refrigerated Meals	893	—	—	893
Beverages	747	—	—	747
Meals & Desserts	545	—	—	545
Enhancers & Snack Nuts	592	—	(3)	589
Canada	540	—	(5)	535
Other Businesses	462	—	(13)	449

Kraft Foods Group, Inc.	$4,716	$—	$(41)	$4,675

Schedule 3

Kraft Foods Group, Inc.

Operating Income

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)
	June 28, 2014	June 29, 2013	% Change Fav / (Unfav)
Operating Income:
Cheese	$140	$150	(6.7)%
Refrigerated Meals	117	104	12.5%
Beverages	113	126	(10.3)%
Meals & Desserts	166	161	3.1%
Enhancers & Snack Nuts	169	143	18.2%
Canada	105	112	(6.3)%
Other Businesses	69	56	23.2%
Unrealized gains / (losses) on hedging activities	(19)	2
Certain post-employment benefit plan income	32	567
General corporate expenses	(18)	(23)

Kraft Foods Group, Inc.	$874	$1,398	(37.5)%

Note: In the second quarter of 2014, Kraft recorded net expenses of $21 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: expenses in Cheese ($3 million); expenses in Refrigerated Meals ($4 million); expenses in Beverages ($3 million); expenses in Meals & Desserts ($2 million); expenses in Enhancers & Snack Nuts ($10 million); expenses in Canada ($1 million); expenses in Other Businesses ($1 million); and income in General corporate expenses ($3 million). In the second quarter of 2013, Kraft recorded expenses of $82 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($29 million); Refrigerated Meals ($11 million); Beverages ($10 million); Meals & Desserts ($7 million); Enhancers & Snack Nuts ($7 million); Canada ($2 million); Other Businesses ($6 million) and General corporate expenses ($10 million). There were no post-employment benefit plan remeasurements in the second quarter of 2014. In the second quarter of 2013, Kraft recorded $604 million of income related to market-based impacts to certain post-employment benefit plans.

Schedule 4

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Six Months Ended

(in millions of dollars, except per share data) (Unaudited)

	June 28, 2014	June 29, 2013	% Change Fav / (Unfav)

Net revenues	$9,109	$9,229	(1.3)%

Cost of sales[1,2]	6,028	5,823	(3.5)%

Gross profit	3,081	3,406	(9.5)%

Selling, general and administrative expenses[1,2]	1,305	1,115	(17.0)%

Asset impairment and exit costs[1]	(2)	84	+100.0%

Operating income	1,778	2,207	(19.4)%

Interest and other expense, net	249	253	1.6%

Earnings before income taxes	1,529	1,954	(21.8)%

Provision for income taxes	534	669	20.2%

Effective tax rate	34.9%	34.2%

Net earnings	$995	$1,285	(22.6)%

Per share data:

Basic earnings per share	$1.67	$2.16	(22.7)%

Diluted earnings per share	$1.65	$2.14	(22.9)%

Weighted-average shares of common stock outstanding:

Basic	595	593	(0.3)%

Diluted	600	598	(0.3)%

[1]

In the first six months of 2014, Kraft recorded net expenses of $35 million in cost savings initiatives. This was comprised of $25 million of expense within cost of sales; $12 million of expense within selling, general and administrative expenses; and $2 million of income within asset impairment and exit costs. In the first six months of 2013, Kraft recorded expenses of $201 million in cost savings initiatives. This was comprised of $50 million of expense within cost of sales; $67 million of expense within selling, general and administrative expenses; and $84 million of expense within asset impairment and exit costs.

[2]

In the first six months of 2014, Kraft recorded $49 million of pre-tax income within cost of sales related to market-based impacts to certain post-employment benefit plans as Kraft recognized remeasurement gains in the first quarter of the current year that were previously capitalized into inventory at year-end. This income amounted to $10 million after-tax, due to the inclusion of a discrete tax item, and had a $0.02 favorable impact on 2014 EPS. In the first six months of 2013, Kraft recorded $604 million of pre-tax income within cost of sales ($350 million) and selling, general and administrative expenses ($254 million) related to market-based impacts to certain post-employment benefit plans. This income amounted to $369 million after-tax, and had a $0.62 favorable impact on EPS.

Schedule 5

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Six Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	% Change		Organic Growth Drivers
					Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
June 28, 2014
Cheese	$1,959	$—	$(25)	$1,934	1.8%	2.3%	(3.6)	pp	5.9	pp
Refrigerated Meals	1,732	—	—	1,732	1.3%	1.3%	0.6	pp	0.7	pp
Beverages	1,422	—	—	1,422	(2.5)%	(2.5)%	2.8	pp	(5.3)	pp
Meals & Desserts	1,016	—	—	1,016	(6.4)%	(6.4)%	(5.7)	pp	(0.7)	pp
Enhancers & Snack Nuts	1,103	—	—	1,103	(1.9)%	(1.4)%	0.8	pp	(2.2)	pp
Canada	950	74	(8)	1,016	(7.0)%	0.2%	0.7	pp	(0.5)	pp
Other Businesses	927	9	(40)	896	2.4%	1.9%	(2.0)	pp	3.9	pp

Kraft Foods Group, Inc.	$9,109	$83	$(73)	$9,119	(1.3)%	(0.4)%	(0.9)	pp	0.5	pp

June 29, 2013
Cheese	$1,924	$—	$(33)	$1,891
Refrigerated Meals	1,710	—	—	1,710
Beverages	1,459	—	—	1,459
Meals & Desserts	1,085	—	—	1,085
Enhancers & Snack Nuts	1,124	—	(5)	1,119
Canada	1,022	—	(8)	1,014
Other Businesses	905	—	(26)	879

Kraft Foods Group, Inc.	$9,229	$—	$(72)	$9,157

Schedule 6

Kraft Foods Group, Inc.

Operating Income

For the Six Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)
	June 28, 2014	June 29, 2013	% Change Fav / (Unfav)
Operating Income:
Cheese	$327	$322	1.6%
Refrigerated Meals	213	201	6.0%
Beverages	244	251	(2.8)%
Meals & Desserts	308	331	(6.9)%
Enhancers & Snack Nuts	317	301	5.3%
Canada	171	189	(9.5)%
Other Businesses	128	103	24.3%
Unrealized gains / (losses) on hedging activities	23	(3)
Certain post-employment benefit plan income	92	568
General corporate expenses	(45)	(56)

Kraft Foods Group, Inc.	$1,778	$2,207	(19.4)%

Note: In the first six months of 2014, Kraft recorded expenses of $35 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($7 million); Refrigerated Meals ($6 million); Beverages ($2 million); Meals & Desserts ($2 million); Enhancers & Snack Nuts ($14 million); Canada ($1 million); Other Businesses ($1 million); and General corporate expenses ($2 million). In the first six months of 2013, Kraft recorded expenses of $201 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($63 million); Refrigerated Meals ($26 million); Beverages ($32 million); Meals & Desserts ($20 million); Enhancers & Snack Nuts ($17 million); Canada ($6 million); Other Businesses ($14 million); and General corporate expenses ($23 million). In the first six months of 2014, Kraft recorded $49 million of income related to market-based impacts to certain post-employment benefit plans, while in the first six months of 2013, Kraft recorded $604 million of income related to market-based impacts to certain post-employment benefit plans.

Schedule 7

Kraft Foods Group, Inc.

Condensed Consolidated Balance Sheets

(in millions of dollars) (Unaudited)

	June 28, 2014	December 28, 2013
ASSETS
Cash and cash equivalents	$1,370	$1,686
Receivables (net of allowances of $26 in 2014 and 2013)	1,186	1,048
Inventories	2,024	1,616
Deferred income taxes	339	360
Other current assets	192	198

Total current assets	5,111	4,908
Property, plant and equipment, net	4,130	4,115
Goodwill	11,510	11,505
Intangible assets, net	2,235	2,229
Other assets	359	391

TOTAL ASSETS	$23,345	$23,148

LIABILITIES
Current portion of long-term debt	$1,404	$4
Accounts payable	1,606	1,548
Accrued marketing	577	685
Accrued employment costs	143	184
Dividends payable	313	313
Accrued postretirement health care costs	196	197
Other current liabilities	557	479

Total current liabilities	4,796	3,410
Long-term debt	8,604	9,976
Deferred income taxes	653	662
Accrued pension costs	414	405
Accrued postretirement health care costs	3,039	3,080
Other liabilities	376	428

TOTAL LIABILITIES	17,882	17,961
EQUITY
Common Stock, no par value (5,000,000,000 shares authorized; 599,955,433 shares issued at June 28, 2014 and 596,843,449 at December 28, 2013)	—	—
Additional paid-in capital	4,587	4,434
Retained earnings	1,648	1,281
Accumulated other comprehensive losses	(483)	(499)
Treasury stock, at cost	(289)	(29)

TOTAL EQUITY	5,463	5,187

TOTAL LIABILITIES AND EQUITY	$23,345	$23,148

Schedule 8

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Free Cash Flows

For the Six Months Ended

(in millions of dollars) (Unaudited)

	June 28, 2014	June 29, 2013
Net earnings	$995	$1,285
Depreciation and amortization	191	204
Receivables, net	(151)	(111)
Inventories	(349)	16
Accounts payable	44	(62)
Other	(90)	(721)

Operating cash flow	640	611
Capital expenditures	(186)	(212)

Free cash flow	$454	$399